Kien Huat Realty III Limited

May 7, 2019

Empire Resorts, Inc.

c/o Monticello Casino and Raceway

204 State Route 17B, P.O. Box 5013

Monticello, New York 12701

Attention: Emanuel R. Pearlman, Executive Chairman of the Board of Directors

Ryan Eller, President and Chief Executive Officer

Re: Amendment to November 6, 2018 Letter Agreement

Gentlemen:

Reference is made to that certain letter agreement between the Empire Resorts, Inc. (“Empire”) and Kien Huat Realty III Ltd. (“KHRL”) entered into on November 6, 2019 (as amended and restated on November 9, 2018, the "2018 KHRL Preferred Stock Commitment Letter"), pursuant to which KHRL committed to provide equity financing in support of the general corporate and working capital requirements of Empire and its subsidiaries. Pursuant to the 2018 KHRL Preferred Stock Commitment Letter, KHRL agreed to purchase up to $126 million of Empire’s Series F Preferred Stock on the terms set forth in the 2018 KHRL Preferred Stock Commitment Letter pursuant to the following schedule: (i) up to $12 million no earlier than November 9, 2018; (ii) up to $20 million no earlier than February 15, 2019; (iii) up to $20 million no earlier than May 15, 2019; (iv) up to $15 million no earlier than August 15, 2019; (v) up to $37 million no earlier than November 15, 2019; and (vi) up to $22 million no earlier than March 15, 2020. Capitalized or other terms used and not defined herein but defined in the 2018 KHRL Preferred Stock Commitment Letter shall have the meanings ascribed to them in the 2018 KHRL Preferred Stock Commitment Letter.

KHRL and Empire hereby agree to amend the 2018 KHRL Preferred Stock Commitment Letter as follows:

1. Schedule 2 of the 2018 KHRL Preferred Stock Commitment Letter shall be amended and restated in its entirety to reflect purchase of the Series F Preferred Stock pursuant to the following schedule: (i) up to $12 million no earlier than November 9, 2018; (ii) up to $20 million no earlier than February 15, 2019; (iii) up to $27 million no earlier than May 15, 2019; (iv) up to $15 million no earlier than June 17, 2019; (v) up to $15 million no earlier than August 15, 2019; and (vi) up to $37 million no earlier than November 15, 2019 (as attached hereto).

The parties hereto hereby agree that, except as specifically provided in and modified by this letter agreement, the 2018 KHRL Preferred Stock Commitment Letter is in all other respects hereby ratified and confirmed and references to the 2018 KHRL Preferred Stock Commitment Letter shall be deemed to refer to the 2018 KHRL Preferred Stock Commitment Letter as modified by this letter agreement. This letter agreement shall be governed by the laws of the State of Delaware, without giving effect to the conflict of laws provisions thereof.

[signature page follows]

Sincerely,

KIEN HUAT REALTY III LIMITED

By:	/s/ Gerard Lim Ewe Keng
Name: Gerard Lim Ewe Keng
Title: Authorized Signatory

Accepted as of the date above written:

EMPIRE RESORTS, INC.

By:	/s/ Ryan Eller
Name: Ryan Eller
Title: President and Chief Executive Officer

[Signature Page to 2018 KHRL Preferred Stock Commitment Letter Amendment]

Schedule 2

Funding Dates

Draw Date No Earlier Than	Maximum Funding Amount
11/9/2018	$12 million
2/15/2019	$20 million
5/15/2019	$27 million
6/17/2019	$15 million
8/15/2019	$15 million
11/15/2019	$37 million